                                                              Exhibit 10(u)






                                CREDIT AGREEMENT
                                ----------------

                          Dated as of October 6, 1994

                                    between

                                LTX CORPORATION


                                      and

                              SILICON VALLEY BANK

                         ______________________________

                              Line of Credit Loans

                                   $5,000,000

                        ________________________________

                                                       CREDIT AGREEMENT

                                                       TABLE OF CONTENTS
                                                       -----------------


                                                                                                                     Page
Preamble

Section 1        Line of Credit Loans


                          1.1     Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
                                  ------
                          1.2     Line of Credit Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
                                  -------------------
                          1.3     Requests For Line of Credit Loans . . . . . . . . . . . . . . . . . . . . . . . .    1
                                  ---------------------------------
                          1.4     Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
                                  --------------
                          1.5     Maturity Date of Line of Credit Loans . . . . . . . . . . . . . . . . . . . . . .    1
                                  -------------------------------------
                          1.6     Termination of Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                                  -------------------------
                          1.7     Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                                  -----------------

Section 2        Interest Rates; Payments and Optional Prepayments


                          2.1     Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                                  --------------
                          2.2     Manner and Place of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                                  ---------------------------
                          2.3     Payments Due on Saturdays, Sundays and Holidays . . . . . . . . . . . . . . . . .    2
                                  -----------------------------------------------
                          2.4     Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                                  --------------------
                          2.5     Capital Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                                  --------------------

Section 3        Security


                          3.1     Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                                  ------------------

Section 4        Conditions Precedent


                          4.1     This Agreement, the Note and the Security Instruments . . . . . . . . . . . . . .   3
                                  -----------------------------------------------------
                          4.2     No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                                  ----------
                          4.3     Correctness of Representations  . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  ------------------------------
                          4.4     Opinion of Counsel for the Borrower . . . . . . . . . . . . . . . . . . . . . . .   4
                                  -----------------------------------
                          4.5     Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  ----------------------
                          4.6     Filing of Financing Statements, etc . . . . . . . . . . . . . . . . . . . . . . .   4
                                  -----------------------------------
                          4.7     Supporting Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  --------------------
                          4.8     Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  --------------
                          4.9     Compliance and Borrowing Base Certificates  . . . . . . . . . . . . . . . . . . .   4
                                  ------------------------------------------

                                                                 -ii-

                          4.10    Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                                  -------------
                          4.11    Directors' Loan Committee Approval  . . . . . . . . . . . . . . . . . . . . . . .   5
                                  ----------------------------------

Section 5        Representations and Warranties
                          5.1     Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                                  ----------------
                          5.2     No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                                  ------------
                          5.3     Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                                  -----------------------------
                          5.4     Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                                  --------------
                          5.5     Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                                  ----------------------
                          5.6     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                                  --------------------
                          5.7     No Material Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                                  ------------------
                          5.8     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                                  ----------
                          5.9     Compliance with Other Instruments; Compliance with Law  . . . . . . . . . . . . .   6
                                  ------------------------------------------------------
                          5.10    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  ------------
                          5.11    Investment Borrower Status; Limits on Ability to Incur Indebtedness . . . . . . .   7
                                  -------------------------------------------------------------------
                          5.12    Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  -----------------
                          5.13    ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  -----
                          5.14    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  -----
                          5.15    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                                  ---------------------
                          5.16    Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  --------------

Section 6        Affirmative Covenants
                          6.1     Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  ------------------------
                          6.2     Taxes and Other Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  ---------------------
                          6.3     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  ---------
                          6.4     Financial Statements, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                                  -------------------------
                          6.5     Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  -----------------
                          6.6     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  ---------------------
                          6.7     ERISA Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  -----------------
                          6.8     Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  ----------
                          6.9     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  ---------------
                          6.10    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  ------------------
                          6.11    Depository Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  -------------------
                          6.12    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  ------------

Section 7        Negative Covenants
                          7.1     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  -----
                          7.2     Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                                  ----------------------------
                          7.3     Consolidation, Merger or Acquisition  . . . . . . . . . . . . . . . . . . . . . .  12
                                  ------------------------------------
                          7.4     Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                                  ---------------------
                          7.5     Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                                  ------------
                          7.6     Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                                  -----
                          7.7     Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                                  -------------------
                          7.8     Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                                  -----------
                          7.9     Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                                  ------------------

                          7.10    Additional Stock Issuance by Subsidiaries . . . . . . . . . . . . . . . . . . . .  15
                                  -----------------------------------------
                          7.11    Quick Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                                  -----------
                          7.12    Minimum Profitability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                                  ---------------------
                          7.13    Leverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                                  --------
                          7.14    Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                                  ------------------



Section 8        Events of Default


                          8.1     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                                  -----------------
                          8.2     Remedies Upon an Event of Default . . . . . . . . . . . . . . . . . . . . . . . .  17
                                  ---------------------------------



Section 9        Definitions


                          9.1     Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                                  -------------------



Section 10       Miscellaneous


                          10.1    Accounting Terms and Definitions  . . . . . . . . . . . . . . . . . . . . . . . .  23
                                  --------------------------------
                          10.2    Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                                  ---------------
                          10.3    Notices, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                                  ------------
                          10.4    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                                  -------------------
                          10.5    Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                                  ----------------
                          10.6    Expenses; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                                  -------------------------
                          10.7    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                                  --------------
                          10.8    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                                  ------------
                          10.9    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                                  -------------
                          10.10   WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                                  --------------------
                          10.11   VENUE, CONSENT TO SERVICE OF PROCESS  . . . . . . . . . . . . . . . . . . . . . .  26
                                  ------------------------------------
                          10.12   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                                  --------
                          10.13   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                                  ------------



Schedule A

A                -        Disclosure Schedule

                                CREDIT AGREEMENT
                            [Line of Credit Loans ]


                 THIS CREDIT AGREEMENT, dated as of October 6, 1994 by and between LTX CORPORATION, a Massachusetts corporation with its principal place of business at LTX Park at University Avenue, Westwood, Massachusetts 02090 (the "BORROWER") and SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3000 Lakeside Drive, P.O. Box 3762, Santa Clara, California 95054 with a loan production office located at Wellesley Office Park, 45 William Street, Wellesley, Massachusetts 02181 doing business under the name Silicon Valley East (the "Bank").

                 Section 1        Line of Credit Loans.
                 ---------        --------------------

                          1.1     AMOUNT.  Subject to and upon the terms and
conditions set forth below, the Bank agrees to make loans (each a "LINE OF CREDIT LOAN" and collectively, the "LINE OF CREDIT LOANS") to the Borrower under this Section 1.1 from time to time to and including December 4, 1995 (the "COMMITMENT EXPIRATION DATE"), unless earlier terminated pursuant to Section 1.5, in an aggregate principal amount not to exceed at any one time outstanding the sum of $5,000,000 (the "LINE OF CREDIT COMMITMENT"), subject to the limitation set forth in Section 1.4. Within the limit of the Line of Credit Commitment, the Borrower may borrow, repay and reborrow at any time or from time to time until the Commitment Expiration Date, or the termination of the Line of Credit Commitment, whichever occurs earlier.

                          1.2     LINE OF CREDIT NOTE.  The Line of Credit
Loans shall be evidenced by and payable with interest in accordance with the note of the Borrower in a form reasonably satisfactory to the Bank, dated today's date (the "Note").

                          1.3     REQUESTS FOR LINE OF CREDIT LOANS.  Whenever
the Borrower desires to obtain a Line of Credit Loan, it shall notify the Bank by telex, telecopy or telephone received no later than 1:00 p.m. (Boston time) one Banking Day before the day on which the requested Line of Credit Loan is to be made. Such notice shall specify the effective date and the amount of such Loan. Each such notice (a "NOTICE OF BORROWING") shall be irrevocable and shall be immediately followed by a written Borrowing Certificate by the Borrower in a form satisfactory to the Bank, provided, if such written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall control absent manifest error. The Bank shall make such Line of Credit Loan by crediting its amount in immediately available funds to the Borrower's regular deposit account with the Bank.

                          1.4     BORROWING BASE.  The Borrower shall not
permit, or request any advance or the issuance of any Letter of Credit hereunder that would cause, the sum of (a) the aggregate unpaid principal amount of all Line of Credit Loans under this Line of Credit Commitment and (b) the aggregate Letter of Credit Usage (the sum of (a) and (b), the "Extensions of Credit"), to exceed at any time an amount equal to the lesser of (i) the Line of Credit Commitment or (ii) seventy-five percent (75%) of all Eligible Domestic Accounts Receivable at such time (the "Borrowing Base"). If at any time the aggregate principal amount of all Extensions of Credit exceeds the Borrowing Base, the Borrower shall, on the next Banking Day, prepay such excess principal amount together with accrued interest thereon at the applicable rate, and if such excess is not eliminated thereby, the Borrower shall also pledge to the Bank an amount by which the aggregate Extensions of Credit exceed the Borrowing Base, in a manner acceptable to the Bank.

                          1.5     MATURITY DATE OF LINE OF CREDIT LOANS.  All
Line of Credit Loans shall mature and the total unpaid principal amount thereunder shall be due and payable on December 5, 1995 (the "MATURITY DATE"), at which time all amounts advanced under this Section 1 shall be immediately due and payable.

                          1.6     TERMINATION OF COMMITMENT.  The Borrower,
upon (a) at least two (2) Banking Days' prior written notice to the Bank and
(b) the repayment in full of the outstanding principal balance of the Line of Credit Loans (and accrued interest thereon) and the payment in full of any expenses or other fees owed by the Borrower to the Bank under or pursuant to this Agreement, may elect to permanently terminate the Line of Credit Commitment.

                          1.7     LETTERS OF CREDIT.  The Borrower may use up
to $1,000,000 of the Line of Credit Commitment for Letters of Credit to be issued by the Bank, provided that in each case (a) the Borrower executes and delivers a letter of credit application and reimbursement agreement satisfactory to the Bank and complies with any conditions to the issuance of such Letter of Credit (including payment of any applicable fees); (b) the Bank has approved the form of such Letter of Credit and the purpose of its issuance;
(c) such Letter of Credit bears an expiration date not later than 45 days prior to the Commitment Expiration Date; and (d) the conditions set forth in Sections
4.2 and 4.3 shall have been satisfied as of the date of the issuance of the Letter of Credit.

                 Section 2        Interest Rates; Payments and Optional
                 ---------        -------------------------------------
                                  Prepayments.
                                  -----------

                          2.1     Interest Rates.
                                  --------------

                          (a)     The Borrower agrees to pay interest on the
unpaid principal amount of each Line of Credit Loan for each day from and including the date such Line of Credit Loan was made to but excluding the date the principal on such Line of Credit Loan is due (whether at maturity, by acceleration or otherwise), at a fluctuating rate per annum equal to the Prime Rate plus 1%, which interest rate shall change when the Prime Rate shall change. Such interest shall be payable monthly in arrears on the last day of each month commencing with the first such date hereafter and when the principal amount of such Line of Credit Loan is due (whether at maturity, by acceleration or otherwise).

                          (b)     Any overdue principal of any such Line of
Credit Loan and, to the extent permitted by law, overdue interest thereon, shall, at the Bank's option, bear interest (after as well as before judgment), payable on demand, for each day from and including the date payment was due to but excluding the date of actual payment, at a fluctuating rate per annum equal to five (5) percentage points above the rate of interest applicable under
Section 2.1(a) immediately prior to the occurrence of the delinquency.

                          2.2     MANNER AND PLACE OF PAYMENT.  All payments
under this Agreement or otherwise in respect of the Line of Credit Loans shall be made not later than 2:00 p.m. (Boston Time) on the date when due and shall be made in immediately available funds at the Office of the Bank or by the Borrower's check drawn on the depositary account(s) maintained by the Borrower with the Bank payable to the Bank or its order. All payments shall be made without setoff, counterclaim, withholding or reduction of any kind whatsoever. Borrower will regularly deposit all funds received from its business activities in accounts maintained by the Borrower at Bank's offices in California. The Bank may debit any account that the Borrower maintains with the Bank for any principal, interest or fees then due on the Line of Credit Loans and any other obligations owing by the Borrower to the Bank, without prior notice to the Borrower, to the extent permitted by law, PROVIDED, however, the Bank agrees to give prior notice (which may be telephone notice) prior to debiting such account for fees, other than normal and customary banking charges, PROVIDED FURTHER, however, that no consent of the Borrower shall be required in order for the Bank to effect such debiting. The Bank will notify the Borrower of all debits which the Bank makes against the Borrower's accounts. Any such debits against the Borrower's accounts in no way shall be deemed a set-off.

                          2.3     PAYMENTS DUE ON SATURDAYS, SUNDAYS AND
HOLIDAYS. Whenever any payment to be made hereunder or under the Note shall be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in computing any interest or fees due.

                          2.4     OPTIONAL PREPAYMENTS.  The Borrower shall
have the right to prepay the Line of Credit Loans in whole or in part, without premium or penalty, at any time and from time to time, provided that at the time of the prepayment in full of all Extensions of Credit, the Borrower shall pay all interest accrued on the amount prepaid. Principal amounts repaid or prepaid under the Line of Credit Note or under the Line of Credit Commitment may be reborrowed by the Borrower subject to the terms hereof; PROVIDED, HOWEVER, that any funds repaid or prepaid on or after the earlier to occur of
(a) the Commitment Expiration Date or (b) the termination of the Line of Credit Commitment pursuant to Section 1.6 hereof, may not be reborrowed or readvanced thereafter.

                          2.5     CAPITAL REQUIREMENTS.  If the Bank shall
determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank or any Person controlling the Bank (a "PARENT") as a consequence of its obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A statement of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error; PROVIDED that the determination thereof is made on a reasonable basis.

                 Section 3        Security.
                 ---------        --------

                          3.1     SECURITY INTERESTS.  (a) The Borrower agrees
to grant to the Bank a security interest in, and a lien on, all right, title and interest of the Borrower in and to the accounts receivable and inventory of the Borrower and to enter a Security Agreement in favor of the Bank in a form reasonably satisfactory to the Bank (the "SECURITY AGREEMENT") in order to secure payment and performance of the Borrower's obligations to the Bank under this Agreement, the Note and the other Loan Documents.

                 Section 4        Conditions Precedent.
                 ---------        --------------------

                 The following conditions shall be satisfied on or before October 31, 1994 or this Agreement shall be automatically terminated and of no further force and effect. In no event shall the Bank be obligated to make any of the Line of Credit Loans to the Borrower hereunder unless and until the following conditions have been satisfied:

                          4.1     THIS AGREEMENT, THE NOTE AND THE SECURITY
INSTRUMENTS. This Agreement, the borrowings hereunder, the Note, the Security Instruments and all transactions contemplated by this Agreement and the Security Instruments shall have been duly authorized by the Borrower. The Borrower shall have duly executed and delivered to the Bank this Agreement, the Note and the Security Instruments to the Bank in form and substance reasonably satisfactory to the Bank and its counsel.

                          4.2     NO DEFAULT.  On the date hereof and on the
date of the making of each Extension of Credit, no Default or Event of Default shall have occurred and be continuing.

                          4.3     CORRECTNESS OF REPRESENTATIONS.  On the date
hereof and on the date of each Extension of Credit, all representations and warranties made by the Borrower in Section 5 below or otherwise in writing in connection herewith shall be true and correct with the same effect as though such representations and warranties had been made on and as of today's date, except that representations and warranties expressly limited to a certain date shall be true and correct as of that date.

                          4.4     OPINION OF COUNSEL FOR THE BORROWER.  The
Bank shall have received the favorable opinion of Pamela J. Keating, Esq., general counsel of the Borrower, in form and substance reasonably satisfactory to the Bank and its counsel.

                          4.5     GOVERNMENTAL APPROVALS.  On the date hereof
and on the date of each Extension of Credit, all necessary approvals, licenses, permissions, registrations or validations of any Governmental Authority required for the execution, delivery, performance or carrying out of the provisions of this Agreement, the Note and the Security Instruments, or for the validity or enforceability of the obligations incurred thereunder (other than the filing of financing statements as required under Section 4.6 below), shall have been obtained and shall be in full force and effect and copies thereof certified by a duly authorized officer of the Borrower to such effect shall have been delivered to the Bank.

                          4.6     FILING OF FINANCING STATEMENTS, ETC.  On or
before the making of the Line of Credit Loans, financing statements, and other appropriate documentation relating to the security interests and rights granted pursuant to the Security Instruments, executed and delivered by the Borrower to the Bank, shall have been duly recorded or filed in such manner and in such places as is required by law (including, pursuant to the UCC) to establish, preserve, protect, and perfect such security interests and rights; and all taxes, fees and other charges in connection with the execution, delivery and filing of this Agreement and such financing statements and other appropriate documentation shall have been duly paid.

                          4.7     SUPPORTING DOCUMENTS.  There shall have been
delivered to the Bank the following supporting documents:

                          (a) legal existence and corporate good standing certificates with respect to the Borrower dated as of a recent date issued by the Massachusetts Secretary of State;

                          (b) copies of the Articles of Organization of the Borrower certified by the Massachusetts Secretary of State, as in effect on the date hereof;

                          (c) a certificate of the Clerk or Assistant Clerk of the Borrower certifying as to (i) the By-Laws of the Borrower, as in effect on the date hereof; (ii) the incumbency and signatures of the officers of the Borrower who have executed any documents in connection with the transactions contemplated by this Agreement; and (iii) the resolutions of the Board of Directors and, to the extent required by law, the shareholders, of the Borrower authorizing the execution, delivery and performance of this Agreement and the making of the Line of Credit Loans hereunder, and the execution and delivery of the Note; and

                          (d) all other information and documents which the Bank or its counsel may reasonably request in connection with the transactions contemplated by this Agreement.

                          4.8     COMMITMENT FEE.  The Borrower shall have paid
to the Bank a non-refundable Commitment Fee in the amount of $25,000 and the Bank's expenses (including reasonable attorney's fees) in connection herewith.

                          4.9     COMPLIANCE AND BORROWING BASE CERTIFICATES.
The Borrower shall have furnished to the Bank a Compliance Certificate in a form satisfactory to the Bank appropriately completed and signed by the chief financial officer of the Borrower, and to the extent the Borrower is requesting an Extension of Credit on the date hereof, a Borrowing Base Certificate in a form satisfactory to the Bank appropriately completed and signed by the chief financial officer or president of the Borrower, each of which certificates shall reflect compliance by the Borrower with the requirements of this Credit Agreement.

                          4.10    LEGAL MATTERS.  All documents and legal
matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to Sullivan & Worcester, special counsel for the Bank.

                          4.11    DIRECTORS' LOAN COMMITTEE APPROVAL.  This
Agreement, the Line of Credit Commitment and the transactions contemplated hereby shall have been approved by the Bank's Directors' Loan Committee.

                 Each borrowing hereunder shall constitute a representation and warranty by the Borrower to the Bank that all of the conditions specified in this Section 4 have been complied with as of the time of any such Extension of Credit.

                 Section 5        Representations and Warranties.
                 ---------        ------------------------------

                 In order to induce the Bank to enter into this Agreement and to make the contemplated Extensions of Credit, the Borrower hereby represents and warrants as follows (except to the extent qualified by supplemental disclosure set forth on SCHEDULE A hereto) and the following representations and warranties as so qualified shall survive the execution and delivery of this Agreement and any of the Line of Credit Loans:

                          5.1     CORPORATE STATUS.  The Borrower and each of
its Subsidiaries (if any) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.

                          5.2     NO VIOLATION.  Neither the execution,
delivery or performance of this Agreement or any other Loan Document, nor consummation of the contemplated transactions will contravene any law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, decree, franchise, order or permit applicable to the Borrower or any of its Subsidiaries, or will conflict or be inconsistent with or will result in any breach of, or constitute a default under, or result in or require the creation or imposition of any Lien (other than the lien created by the Security Instruments) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to, any Contractual Obligation of the Borrower or any of its Subsidiaries, or violate any provision of the corporate charter or by-laws of the Borrower or any of its Subsidiaries.

                          5.3     CORPORATE POWER AND AUTHORITY.  The
execution, delivery and performance of this Agreement and the other Loan Documents are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action.

                          5.4     ENFORCEABILITY.  This Agreement and each
other Loan Document constitutes a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity, whether applied in a court of equity or at law.

                          5.5     GOVERNMENTAL APPROVALS.  No order,
permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or any other Loan Document by the Borrower, or the taking of any action contemplated hereby or thereby, except for the filing of UCC-1 financing statements in the appropriate UCC filing offices listed on the Perfection Certificate (as defined in the Security Agreement).

                          5.6     Financial Statements.
                                  --------------------

                          (a)     The Borrower has furnished the Bank with
complete and correct copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the Financial Statements Date, and the related audited consolidated statements of income and of cash flows for the fiscal year of the Borrower and its Subsidiaries ended on such date, examined by the Accountants. Such financial statements (including the related schedules and notes) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the Financial Statements Date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.

                          (b)     The Borrower has furnished the Bank with
complete and correct copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of July 31, 1994, and the related consolidated statements of income and of cash flows for the 12-month period ended on such date. Such financial statements (including the related schedules and notes) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of July 31, 1994, and the consolidated results of their operations and their consolidated cash flows for the 12-month period ended on such date (subject to normal year-end audit adjustments).

                          (c)     Neither the Borrower nor any of its
Subsidiaries has any material liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments or any Guarantee, which are not disclosed by or included in the above-referenced financial statements or the accompanying notes and there are no unrealized or anticipated losses from any unfavorable commitments of the Borrower or any of its Subsidiaries which may have a Material Adverse Effect. During the period from July 31, 1994 to the date hereof: (i) there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries at July 31, 1994; and (ii) neither the Borrower nor any of its Subsidiaries has made a Restricted Payment, or agreed or committed to make a Restricted Payment.

                          (d)     All the above-referenced financial statements
(including the related schedules and notes) have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Accountants and disclosed therein and, in the case of interim financial statements, subject to normal year-end adjustments and the absence of footnotes and schedules).

                          5.7     NO MATERIAL CHANGE.  Since July 31, 1994
there has been no development or event, nor to the best knowledge of the Borrower, any prospective development or event, which has had or could have a Material Adverse Effect.

                          5.8     LITIGATION.  There are no actions, suits or
proceedings pending or threatened against or affecting the Borrower or any of its Subsidiaries before any Governmental Authority, which in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary thereof, would have a Material Adverse Effect.

                          5.9     COMPLIANCE WITH OTHER INSTRUMENTS; COMPLIANCE
WITH LAW.  Neither the Borrower nor any Subsidiary thereof is in default under
(a) any Contractual Obligation, where such default could have a Material Adverse Effect, or (b) the terms of any Contractual Obligation relating to any Indebtedness of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary thereof is in default and or in violation of any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary thereof which default or violation could have a Material Adverse Effect.

                          5.10    SUBSIDIARIES.  The Borrower has no
Subsidiaries except as set forth on attached SCHEDULE A.

                          5.11    INVESTMENT BORROWER STATUS; LIMITS ON ABILITY
TO INCUR INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled by" an investment company within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

                          5.12    TITLE TO PROPERTY.  The Borrower and each of
its Subsidiaries has good and marketable title to all of its properties and assets, including the properties and assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as of the Financial Statements Date, except such as have been disposed of since that date in the ordinary course of business, and none of such properties or assets is subject to any Lien except for (a) Permitted Liens, or (b) a defect in title or other claim other than defects and claims that, in the aggregate, would have no Material Adverse Effect. The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair such properties or assets. All such leases are valid and subsisting and are in full force and effect.

                          5.13    ERISA.  The Borrower and each member of the
Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than to make contributions or premium payments in the ordinary course).

                          5.14    TAXES.  All tax returns of the Borrower and
its Subsidiaries required to be filed have been timely filed, all taxes, fees and other governmental charges (other than those being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and, in the case of AD VALOREM taxes or betterment assessments, no proceedings to foreclose any lien with respect thereto have been commenced and, in all other cases, no notice of lien has been filed or other action taken to perfect or enforce such lien) shown thereon which are payable have been paid. The charges and reserves on the books of the Borrower and its Subsidiaries for all income and other taxes are adequate, and the Borrower knows of no additional assessment or any basis therefor. The Federal income tax returns of the Borrower and its Subsidiaries have not been audited within the last three years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

                          5.15    Environmental Matters.
                                  ---------------------

                          (a)     The Borrower and each of its Subsidiaries
have obtained all Governmental Approvals that are required for the operation of its business under any Environmental Law, except where the failure to so obtain a Governmental Approval would not have a Material Adverse Effect.

                          (b)     The Borrower and each of its Subsidiaries are
in compliance with all terms and conditions of all required Governmental Approvals and are also in compliance with all terms and conditions of all applicable Environmental Laws, the noncompliance with which would have a Material Adverse Effect.

                          (c)     There is no civil, criminal or administrative
action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the best knowledge of the Borrower threatened against the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, and there is no Lien of any private entity or Governmental Authority against any property of the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws.

                          (d)     There has been no claim, complaint, notice,
or request for information received by the Borrower with respect to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") 42 USC
Section 9601 ET SEQ. or any state list of sites requiring investigation or cleanup with respect to contamination by Hazardous Substances.

                          (e)     To the best of the Borrower's knowledge,
there has been no release or threat of release of any Hazardous Substance at any Borrower Property which would likely result in liability being imposed upon the Borrower or any Subsidiary thereof, which liability would have a Material Adverse Effect.

                          5.16    BORROWING BASE.  Giving effect to any
Extensions of Credit to be made as of the date hereof under this Agreement, the aggregate amount of all Extensions of Credit under this Agreement does not exceed the Borrowing Base on the date hereof.

                 Section 6        Affirmative Covenants.
                 ---------        ---------------------

                 The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Note, together with all interest thereon and all other Obligations of the Borrower to the Bank are paid or satisfied in full:

                          6.1     MAINTENANCE OF EXISTENCE.  The Borrower will,
and will cause each of its Subsidiaries to, maintain its existence and comply with all applicable statutes, rules and regulations and to remain duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where such qualification or licensing is required by the nature of its business, the character and location of its property, business, or the ownership or leasing of its property, except where such noncompliance or failure to so qualify would not have a Material Adverse Effect, and the Borrower will, and will cause each of its Subsidiaries to, maintain its properties in good operating condition, and continue to conduct its business as presently conducted.

                          6.2     TAXES AND OTHER LIENS.  The Borrower will,
and will cause each of its Subsidiaries to, pay when due all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it which, if unpaid, might become a Lien against the Borrower or such Subsidiary or on its property, except liabilities being contested in good faith and by proper proceedings, as to which adequate reserves are maintained on the books of the Borrower or its Subsidiaries, in accordance with GAAP.

                          6.3     INSURANCE.  The Borrower will, and will cause
each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate, provided that in any event the Borrower and its Subsidiaries shall maintain or cause to be maintained (a) insurance against casualty, loss or damage covering all property and improvements of the Borrower and its Subsidiaries in amounts and in respect of perils usually carried by owners of similar businesses and properties in the same general areas in which Borrower and its Subsidiaries operate; (b) comprehensive general liability insurance against claims for bodily injury, death or property damage; and (c) workers' compensation insurance to the extent required by applicable law. In the case of policies referenced in clauses (a) and (b) above, all such insurance shall (i) name the

Borrower and the Bank as loss payees and additional insureds as their interests may appear; (ii) provide that no termination, cancellation or material reduction in the amount or material modification to the extent of coverage shall be effective until at least 30 days after receipt by the Bank of notice thereof; and (iii) be reasonably satisfactory in all other respects to the Bank.

                          6.4 FINANCIAL STATEMENTS, ETC. The Borrower will furnish to the Bank:

                          (a) within forty-five (45) days after the end of each fiscal quarter of the Borrower (including the last quarter of the fiscal year), the unaudited consolidated balance sheet and income statement and statement of cash flows of the Borrower and its Subsidiaries as at and for the three-month period ended on the last day of such fiscal quarter, accompanied by a certificate of the chief financial officer of the Borrower to the effect that such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the consolidated results of their operations and their consolidated cash flows for such fiscal quarter, in each case in accordance with GAAP (except for the absence of footnotes) consistently applied (subject to normal year-end audit adjustments);

                          (b) within ninety (90) days after the last day of each fiscal year of the Borrower, the audited consolidated balance sheet and income statement and statement of cash flows of the Borrower and its Subsidiaries as at and for the fiscal year then ended, certified by the Accountants (the substance of such report to be satisfactory to the Bank), together with a certificate of the chief financial officer of the Borrower to the effect that such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year, and the consolidated results of their operations for such fiscal year, in each case in accordance with GAAP. The Borrower shall indicate on said financial statements all guarantees or unusual forward or long-term commitments made by the Borrower or any Subsidiary thereof;

                          (c) at the time of the delivery of the quarterly and yearly financial statements required by Sections 6.4(a) and 6.4(b) above, a Compliance Certificate signed by the chief financial officer or the president of the Borrower in a form satisfactory to the Bank, appropriately completed;

                          (d) within twenty-five (25) days after the end of each fiscal month of the Borrower, (i) a list of the accounts receivable aging for the Borrower as of the end of such month in such form as the Bank may prescribe, all in reasonable detail and (ii) a Borrowing Base Certificate signed by the chief financial officer, the president or the controller of the Borrower in a form satisfactory to the Bank appropriately completed;

                          (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports, proxy statements and other materials;

                          (f) promptly upon request by the Bank, copies of any management letter provided by the Accountants, provided that the Borrower shall promptly advise the Bank in the event the Borrower receives any such letter;

                          (g) promptly upon the filing thereof by the Borrower with the SEC (and in any event within ten (10) days of such filing), copies of any registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents if such forms no longer exist);

                          (h)     promptly upon becoming aware of any
                 litigation or other proceeding against the Borrower or any Subsidiary thereof that may have a Material Adverse Effect, notice thereof; and

                          (i) promptly following the request of the Bank, such further information concerning the business, affairs and financial condition or operations of the Borrower and its Subsidiaries as the Bank may reasonably request.

                          6.5     NOTICE OF DEFAULT.  As soon as practicable,
and in any event, within three (3) Banking Days of becoming aware of the existence of any condition or event which constitutes a Default, the Borrower will provide the Bank with written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

                          6.6     Environmental Matters.
                                  ---------------------

                          (a)     The Borrower and each of its Subsidiaries
shall comply with all terms and conditions of all applicable Governmental Approvals and all applicable Environmental Laws, except where failure to comply would not have a Material Adverse Effect.

                          (b)     The Borrower shall promptly notify the Bank
 should the Borrower become aware of:

                          (i) any spill, release, or threat of release of any Hazardous Substance at or from any Borrower Property or by any Person for whose conduct the Borrower or any Subsidiary thereof is responsible, to the extent the Borrower is required by Environmental Laws to report such to any Governmental Authority;

                          (ii) any action or notice with respect to a civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, or any Lien of any Governmental Authority or any other Person against any Borrower Property relating in any way to the Environmental Laws;

                          (iii) any claim made or threatened by any Person against the Borrower or any Subsidiary thereof or any property of the Borrower or any Subsidiary thereof relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Substance pertaining to such property or the business or operations of the Borrower or such Subsidiary; and


                          (iv) any occurrence or condition on any real property adjoining or in the vicinity of any Borrower Property known to the officers or supervisory personnel of the Borrower or any Subsidiary thereof or other employees having responsibility for the compliance by the Borrower or any Subsidiary thereof with Environmental Laws, without any independent investigation, which does cause, or could cause, such Borrower Property, or any part thereof, to contain Hazardous Substances in violation of any Environmental Laws, or which does cause, or could cause, such Borrower Property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof by the Borrower or any Subsidiary thereof.

                          (c)     The Borrower will, and will cause each of its
Subsidiaries to, at its own cost and expense, and within such period as may be required by applicable law or regulation, initiate all remedial actions and thereafter diligently prosecute such action as shall be required by law for the cleanup of such Borrower Property, including all removal, containment and remedial actions in accordance with all applicable Environmental Laws and shall further pay or cause to be paid, at no expense to the Bank, all cleanup, administrative, and enforcement costs of applicable Government Authorities which may be asserted against such Borrower Property.

                          6.7     ERISA INFORMATION.  If and when the Borrower
or any member of the Controlled Group (a) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA or (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer the Plan, the Borrower shall in each such instance promptly furnish to the Bank a copy of any such notice.

                          6.8     INSPECTION.  The Borrower will, upon the
request of the Bank, permit a representative of the Bank (including any field examiner or auditor retained by the Bank) to inspect and make copies of the Borrower's books and records, and to discuss its affairs, finances and accounts with its officers and accountants, at such reasonable times and as often as the Bank may reasonably request and cause each of its Subsidiaries to do so.

                          6.9     USE OF PROCEEDS.  The Borrower shall use the
proceeds of the borrowings under the Line of Credit Note for the working capital purposes of the Borrower. Without limiting the foregoing, no part of such proceeds will be used for the purpose of purchasing or carrying any "margin security" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

                          6.10    FURTHER ASSURANCES.  The Borrower will, and
will cause each of its Subsidiaries to, execute and deliver to the Bank any writings and do all things necessary, effectual or reasonably requested by the Bank to carry into effect the provisions and intent of this Agreement or any other Loan Document.

                          6.11    DEPOSITORY ACCOUNTS.  The Borrower shall
maintain its primary operating deposit accounts at the offices of the Bank, and shall deposit some portion of its excess cash with the Bank in either a demand deposit account, a money market deposit account, or certificates of deposit, or a combination thereof.

                          6.12    SUBSIDIARIES.  The Borrower shall immediately
notify the Bank of the organization of any foreign or domestic Subsidiaries of the Borrower. The Bank may require that any Subsidiaries become parties to any of the Loan Documents as guarantors or sureties and/or that the Borrower pledge the stock of any Subsidiaries as collateral for the Obligations of the Borrower.

                 Section 7        Negative Covenants.
                 ---------        ------------------

                 The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Note, together with all interest thereon and all other Obligations of the Borrower to the Bank are paid or satisfied in full, without the prior written consent of the Bank:

                          7.1     ERISA.  The Borrower will not permit any
pension plan maintained by the Borrower or by any member of a "Controlled Group" (ERISA Section 210(c) or ERISA Section 210(d)) of which the Borrower is a member to: (a) engage in any "prohibited transaction" (ERISA Section 2003(c)); (b) fail to report to the Bank a "reportable event" (ERISA Section
4043) within 30 days after its occurrence or as to any reportable event as to which the 30-day notice period requirement of Section 4043(b) of Title IV of ERISA has been waived by the PBGC, within 30 days of such time as the Borrower is requested to notify the PBGC of such reportable event; (c) incur any "accumulated funding deficiency" (ERISA Section 302); (d) terminate its existence at any time in a manner which could result in the imposition of a Lien on the property of the Borrower or any Subsidiary thereof; or (e) fail to report to the Bank any "complete withdrawal" or "partial withdrawal" by the Borrower or an affiliate from a "multiemployer plan" (ERISA Section Section 4203, 4205, and 4001, respectively). The quoted terms are defined in the respective sections of ERISA cited above.

                          7.2     TRANSACTIONS WITH AFFILIATES.  The Borrower
will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, or engage in any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of the Borrower, unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Borrower's or such Subsidiary's business, and is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary as those that could be obtained in a comparable arm's length transaction with a Person not an Affiliate.

                          7.3     CONSOLIDATION, MERGER OR ACQUISITION.  The
Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any other Person, or make any acquisition of the business of any other Person unless it obtains the prior written consent of the Bank; PROVIDED that any Subsidiary may merge into the Borrower or any wholly-owned Subsidiary of the Borrower, PROVIDED FURTHER, however, the Borrower may merge with or acquire the business of another person so long as
(a) no Event of Default has occurred and is continuing or would arise therefrom; (b) in the case of a merger, the Borrower is the surviving corporation; (c) there is no accompanying change in the senior management of the Borrower; and (d) the Person being acquired is in the same or a related line of business to that of the Borrower. In addition, the Borrower agrees that it will make no material change in its corporate structure or identity without the prior written consent of the Bank.

                          7.4     DISPOSITION OF ASSETS.  The Borrower will
not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable and leasehold assets), whether now owned or hereafter acquired, except:

                          (a) obsolete or worn out property disposed of in the ordinary course of business;

                          (b) the sale or other disposition of any property in the ordinary course of business, PROVIDED that the aggregate book value of all assets (other than inventory) so sold or disposed of in any period of twelve consecutive months shall not exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries as at the beginning of such twelve month period; and

                          (c) the sale of inventory in the ordinary course of business.

                          7.5     INDEBTEDNESS.  The Borrower will not, and
will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

                          (a)     Indebtedness payable to the Bank;

                          (b)     existing Indebtedness, including
                 Subordinated Debt, if any, listed on SCHEDULE A hereto;

                          (c) Purchase Money Indebtedness in an amount not to exceed $12,000,000 at any one time outstanding; PROVIDED that, giving effect to the incurrence of such Purchase Money Indebtedness and to the receipt and application of the proceeds thereof, no Default shall have occurred and be continuing;

                          (d) Subordinated Debt incurred by the Borrower after the date hereof with the prior written consent of the Bank, which consent shall not be unreasonably withheld; PROVIDED that, giving effect to the incurrence of such Subordinated Debt and to the receipt and application of the proceeds thereof, no Default shall have occurred and be continuing;

                          (e) additional operating and capitalized leases, provided that:

              (i) entering into any such lease will not result in an Event of Default with respect to any of the covenants set forth in Sections 7.11 through 7.14; and

              (ii) the total annual lease payments under such leases do not exceed $5,000,000; and

                          (f) Indebtedness of foreign Subsidiaries of the Borrower incurred after the date hereof; PROVIDED that, after giving effect to the incurrence of such Indebtedness and to the receipt and application of the proceeds thereof, no Default shall have occurred and be continuing.

                          7.6     LIENS.  The Borrower will not, and will not
permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its properties or assets, except the following (collectively, "PERMITTED LIENS"):

                          (a) Liens for taxes not delinquent or being contested in good faith and by proper proceedings, as to which adequate reserves are maintained on the books of the Borrower or its Subsidiary in accordance with GAAP;

                          (b) carriers', warehousemen's, mechanics', materialmen's or similar liens imposed by law incurred in the ordinary course of business in respect of obligations not overdue, or being contested in good faith and by proper proceedings and as to which adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

                          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other types of social security legislation;

                          (d)     security deposits made to secure the
                 performance of leases, licenses and statutory obligations incurred in the ordinary course of business;

                          (e)     Liens in favor of the Bank;

                          (f) existing Liens, if any, listed on SCHEDULE A hereto; PROVIDED that no such Lien is spread to cover any additional property after the date hereof, and that the amount of the Indebtedness secured thereby is not increased; and

                          (g) Purchase Money Security Interests securing Purchase Money Indebtedness permitted under Section 7.5(c) above.

                          7.7     RESTRICTED PAYMENTS.  The Borrower will not,
and will not permit any of its Subsidiaries to, declare or make any Restricted Payment, except, so long as there shall not exist a Default of Event of Default either before or after the Restricted Payment, the Borrower may make any of the following Restricted Payments:

                          (a) the purchase by the Borrower from its employees or former employees of shares of capital stock and the cashing out of stock options of employees of the Borrower who will not be continuing as employees of the Borrower, if the Borrower is under a contractual obligation to do so;

                          (b) with the consent of the Bank, the redemption of the rights issued under the Stockholders' rights Plan adopted in May of 1989 by the Board of Directors of the Borrower;

                          (c) with the consent of the Bank, the exchange or repurchase of any convertible subordinated debentures of the Borrower outstanding as of the date hereof; and

                          (d) with the consent of the Bank, the purchase on the open market of shares of capital stock of the Borrower for the purpose of holding such capital stock as treasury stock and using it to fund employee stock purchase plans.

                          7.8     INVESTMENTS.  The Borrower will not, and will
not permit any of its Subsidiaries to, make, maintain or acquire any Investment in any Person other than:

                          (a) marketable obligations issued or guaranteed by the United States of America having a maturity of one year or less from the date of purchase;

                          (b) certificates of deposit, eurodollar time deposits, commercial paper or any other obligations of the Bank or of any other bank or trust company organized or licensed to conduct a banking business under the laws of the United States or any State thereof and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A or higher by Standard & Poor's Corporation or A-2 or higher by Moody's Investors Service, Inc.;

                          (c) (i) depository accounts at the Bank; and (ii) depository accounts maintained at other banks and listed on SCHEDULE A or that have been disclosed to the Bank in writing subsequent to the date hereof;

                          (d) stock or obligations issued to the Borrower or any Subsidiary thereof in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of the Borrower or such Subsidiary;

                          (e) commercial paper with maturities of not more than 90 days having the highest rating then given by Moody's Investors Services, Inc. or Standard & Poor's Corporation;

                          (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subparagraph 7.8(a) above entered into with the Bank or any of the banks referred to in subparagraph 7.8(b) above;

                          (g) loans or advances not exceeding $250,000 in aggregate principal amount at any one time outstanding to officers and employees of the Borrower; and

                          (h)     investments by the Borrower in its
                 Subsidiaries, and Investments by such Subsidiaries in the Borrower; PROVIDED that the aggregate amount of all investments by the Borrower in its Subsidiaries (including, without limitation, the aggregate outstanding amount of any Indebtedness of any Subsidiary of the Borrower that is Guaranteed by the Borrower), may not exceed $60,000,000 at any time.

                          7.9     SALE AND LEASEBACK.  Neither the Borrower nor
any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower or any such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred; PROVIDED that this provision shall not prohibit the Borrower or any Subsidiary from entering into such sale and leaseback transactions so long as (i) entering into any such lease will not result in an Event of Default with respect to any of the covenants set forth in Sections 7.11 through 7.14 and (ii) the annual lease payments of the Borrower and its Subsidiaries under such leases and under any other leases of a type described in Section 7.5(e) will not in the aggregate exceed the amount permitted by Section 7.5(e).

                          7.10    ADDITIONAL STOCK ISSUANCE BY SUBSIDIARIES.
The Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Borrower.


                          7.11    QUICK RATIO.  The Borrower will not permit
the Quick Ratio at the end of any of the following fiscal quarters to be less than the ratio set forth below opposite such quarter:
                                                             Minimum
                     Fiscal Quarter Ending                 Quick Ratio
                     ---------------------                 -----------
                          10/31/94                           1 to 1
                          01/31/95                           1 to 1
                          04/30/95 and thereafter            1.2 to 1



                          7.12    MINIMUM PROFITABILITY.  The Borrower will not
permit Net Income for any of the following fiscal quarters to be less than the amount set forth opposite such fiscal quarter:
                     Fiscal Quarter Ending                 Net Income
                     ---------------------                 ----------
                          10/31/94                           $1
                          01/31/95                           $500,000
                          04/30/95 and thereafter            $1,000,000



                          7.13    LEVERAGE.  The Borrower will not permit the
ratio of Total Senior Liabilities to Tangible Net Worth at the end of any of
the following fiscal quarters to be greater than the ratio set forth below opposite such fiscal quarter:
                                                               Maximum
                     Fiscal Quarter Ending                 Permitted Ratio
                     ---------------------                 ---------------
                     Oct. 31, 1994 and thereafter             0.8 to 1



                          7.14    TANGIBLE NET WORTH.  The Borrower will not
permit its Tangible Net Worth at the end of any of the following fiscal quarters to be less than the amount set forth below opposite such fiscal quarter:
                                                            Minimum
                     Fiscal Quarter Ending             Tangible Net Worth
                     ---------------------             ------------------
                     Oct. 31, 1994 and thereafter          $80,000,000


                 Section 8        Events of Default.
                 ---------        -----------------

                          8.1     EVENTS OF DEFAULT.  The occurrence of any of
the following events shall be an "Event of Default" hereunder:

                          (a) The Borrower shall default in the due and punctual payment of principal or interest on the Note, or shall default in the payment of any other amount due under any Loan Document; or

                          (b) Any representation, warranty or statement made herein or any other Loan Document, or in any certificate or statement furnished pursuant to or in connection herewith or therewith, shall prove to be incorrect, misleading or incomplete in any material respect on the date as of which made or deemed made; or

                          (c) The Borrower shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Sections 7.11 through 7.14; or

                          (d) The Borrower shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any other Loan Document (other than those referred to in paragraphs 8.1(a) through 8.1(c) above) and such default shall continue unremedied for a period of ten
                 (10) days after the occurrence of such default; or

                          (e) Any obligation of the Borrower or any Subsidiary thereof in respect of any Indebtedness (other than the Note) or any Guarantee shall be declared to be or shall become due and payable prior to the stated maturity thereof, or such Indebtedness or Guarantee shall not be paid as and when the same becomes due and payable, or there shall occur and be continuing any default under any instrument, agreement or evidence of indebtedness relating to any such Indebtedness the effect of which is to permit the holder or holders of such instrument, agreement or evidence of indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity; or

                          (f)     The Borrower or a Subsidiary thereof shall
                 (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
                 (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

                          (g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any Subsidiary thereof in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
                 (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Borrower or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

                          (h) A judgment or judgments for the payment of money in excess of $500,000 (net of insurance proceeds) in the aggregate shall be rendered against the Borrower or any Subsidiary thereof and any such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

                          (i) The Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it is obligated to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000 shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any member of the Controlled Group to enforce Sections 515 or 4219(c)(5) of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or there shall occur a complete or partial withdrawal form, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Borrower or one or more members of the Controlled Group to incur a current payment obligation in excess of $100,000; or

                          (j) The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of any agreement with the Bank or any instrument delivered in favor of the Bank (other than, in either case, a Loan Document), and such default shall continue unremedied beyond the grace period (in any) provided for therein; or

                          (k) Any Security Instrument shall cease for any reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the collateral described in such Security Instrument with the priority stated to be granted thereby; or

                          (l) Borrower shall make any payment on account of its Subordinated Debt, except to the extent such payment is expressly permitted hereby or under any subordination agreement entered into with the Bank.

                          8.2     REMEDIES UPON AN EVENT OF DEFAULT.  If any
Event of Default shall have occurred and be continuing, the Bank may (a) declare the Commitment terminated (whereupon the Line of Credit Commitment shall be terminated) and/or (b) declare the principal amount then outstanding of, and the accrued interest on, the Line of Credit Loans and commitment fees and all other amounts payable hereunder and under the Note to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED that in the case of the occurrence of an Event of Default with respect to the Borrower referred to in clauses 8.1(f) and 8.1(g) of Section 8.1, the Line of Credit Commitment shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Line of Credit Loans and commitment fees and all other amounts payable hereunder and under the Note shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

                 Section 9        Definitions.
                 ---------        -----------

                          9.1     Certain Definitions.
                                  -------------------

                 "ACCOUNTANTS" means Arthur Andersen & Co., or another accountant firm of national reputation or other certified public accountants selected by the Borrower and approved by the Bank.

                 "AFFILIATE" means, with respect to any specified Person (the "SPECIFIED PERSON"), any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person and, without limiting the generality of the foregoing, includes (i) any director or officer of the Specified Person or any Affiliate of the Specified Person, (ii) any such director's or officer's parent, spouse, child or child's spouse (a "RELATIVE"), (iii) any group acting in concert, of one or more such directors, officers, relatives or any combination thereof (a "group"), (iv) any Person controlled by any such director, officer, relative or group in which any such director, officer, relative or group beneficially owns or holds 5% or more of any class of voting securities or a 5% or greater equity or profits interest and (v) any Person or group which beneficially owns or holds 5% or more of any class of voting securities or a 5% or greater equity or profits interest in the Specified Person. For the purposes of this definition, the term "control" when used with respect to any Specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Specified Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" shall mean this Credit Agreement.
                  ---------

                 "BANKING DAY" shall mean any day, excluding Saturday and Sunday and excluding any other day which in the Commonwealth of Massachusetts or the State of California is a legal holiday or a day on which banking institutions are authorized by law to close.

                 "Borrowing Base" shall have the meaning specified in Section
1.4.              --------------

                 "BORROWER PROPERTY" means any real property owned, occupied, or operated by the Borrower or any of its Subsidiaries.

                 "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                 "COLLATERAL" shall have the meaning given that term in the Security Agreement.

                 "Commitment Expiration Date" shall have the meaning specified
in Section 1.1.   --------------------------

                 "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                 "CURRENT LIABILITIES" means, at any time, all liabilities of the Borrower and its Subsidiaries at such time, on a consolidated basis, that would be classified as current liabilities in accordance with GAAP, including, without limitation, all Indebtedness of the Borrower and its Subsidiaries payable on demand or maturing within one year of such time, or renewable at the option of the Borrower or such Subsidiary for a period of not more than one year from such time, and all serial maturity and periodic or installment payments on any Indebtedness, to the extent such payments are required to be made within one year from such time.

                 "DEFAULT" means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Deferred Revenues" means all revenues deferred in accordance
with GAAP.        -----------------

                 "ELIGIBLE DOMESTIC ACCOUNTS RECEIVABLE" means an account receivable owing to the Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

                          (a) The original stated maturity of the account is not more than 90 days after the invoice date thereof, and the account (regardless of its stated maturity date) does not remain unpaid more than 90 days after such invoice date.

                          (b) The account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

                          (c) The account is owned solely by the Borrower, and is not subject to any assignment, claim, lien, or security interest, other than a security interest in favor of the Bank.

                          (d) The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment; the account is not one as to which the account debtor disputes liability or makes any claim with respect thereto or as to which the Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or which involves an account debtor subject to any insolvency proceeding, or becomes insolvent, or goes out of business.

                          (e) The account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

                          (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

                          (g) The Borrower has pledged any instrument or chattel paper evidencing the account to the Bank pursuant to the provisions of the Security Agreement.

                          (h) Not more than 50% of the aggregate receivables of the account debtor have remained unpaid for a period of more than ninety (90) days from the invoice date.

                          (i) The aggregate accounts receivables from the account debtor (including its Subsidiaries and Affiliates) do not exceed 25% of the total Eligible Accounts Receivable of the Borrower; that portion of the account over the 25% level will be disqualified.

                          (j) The account does not relate to goods placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional.

                          (k) The account debtor is not an Affiliate, officer, employee or agent of the Borrower.

                          (l)  The account debtor is not a Governmental
                 Authority.

                          (m) The Borrower does not owe any amounts to the account debtor for goods sold, services rendered or otherwise; to the extent that any amounts are so owed, the accounts of such account debtor in an amount equal to the amounts owed by the Borrower to the account debtor shall be disqualified.

                          (n) The Bank has not notified the Borrower that the Bank has determined that an account or account debtor is unsatisfactory for credit reasons (which determination shall not be made unreasonably).

                          (o) The account debtor is a person or entity located in the United States and the account arose out of services rendered or goods delivered in the United States.

                 "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws, and all regulations, notices or demand letters issued, promulgated or entered thereunder, relating to pollution or protection of the environment and to occupational health and safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Substances.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

                 "Event of Default" has the meaning set forth in Section 8.1.
                  ----------------

                 "Extension of Credit" shall have the meaning set forth in
Section 1.4.      -------------------

                 "Financial Statements Date" means July 31, 1993.
                  -------------------------

                 "GAAP" means accounting principles generally accepted in the United States applied on a consistent basis.

                 "GOVERNMENTAL APPROVALS" shall mean any authorization, consent, order, approval, license, lease, ruling, permit, tariff, rate, certification, validation, exemption, filing or registration by or with, or notice to, any Governmental Authority.

                 "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality, domestic or foreign, and any arbitrator.

                 "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "HAZARDOUS SUBSTANCES" shall mean all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances, PCBs, pesticides, herbicides and any other kind and/or type of pollutants, or contaminates and/or any other similar substances or materials which, because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, are included under or regulated by any Environmental Laws.

                 "INDEBTEDNESS" of any Person at any date shall mean, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, but including any class of capital stock of such Person with fixed payment obligations or with redemption at the option of the holder), or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that should be treated as capitalized leases in accordance with GAAP, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and all reimbursement obligations (contingent or otherwise) of such Person in respect of any letters of credit issued for the account of such Person, and (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                 "INVESTMENTS" means, with respect to any Person (the "INVESTOR"), (a) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise and (b) any Guarantee by the Borrower of any Indebtedness or other obligation of any other Person.

                 "LETTER OF CREDIT" means any commercial letter of credit or standby letter of credit issued by the Bank for the account of the Borrower as provided in this Agreement.

                 "LETTER OF CREDIT USAGE" means, at any time, the aggregate at such time of (a) the maximum amount then available to be drawn under all outstanding Letters of Credit, and (b) all then unreimbursed drawings under any Letters of Credit.

                 "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease that should be capitalized in accordance with GAAP, and the filing of a financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), together with any renewal or extension thereof.

                 "Line of Credit Commitment" shall have the meaning specified
in Section 1.1.   -------------------------

                 "Line of Credit Loans" shall have the meaning specified in
Section 1.1.      --------------------

                 "LOAN DOCUMENTS" means, collectively, this Agreement, the Note, the Financing Statements, the Security Instruments, and all other agreements and instruments that are from time to time executed in connection with this Agreement, as each of such agreements and instruments may be amended, modified or supplemented from time to time.

                 "MATERIAL ADVERSE EFFECT" means a material adverse effect on
(a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, the Note or any of the other Loan Documents, (c) the validity or enforceability of this Agreement, the Note or any of the other Loan Documents, or the rights or remedies of the Bank hereunder or thereunder, or (d) the right of the Bank to enforce the payment of accounts against account debtors in any particular State.

                 "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

                 "NET INCOME" or "NET LOSS" for any period in respect of which the amount thereof shall be determined, shall mean the aggregate of the consolidated net income (or net loss) after taxes for such period (taken as a cumulative whole) of the Borrower and its Subsidiaries, determined in accordance with GAAP, exclusive of the write-up of any asset.

                 "Note" shall have the meaning set forth in Section 1.2.
                  ----

                 "OBLIGATIONS" shall have the meaning given the term "Secured Obligations" in the Security Agreement.

                 "OFFICE OF THE BANK" shall mean the banking office of the Bank located at 3000 Lakeside Drive, P.O. Box 3762, Santa Clara, California 95054, or such other location of which the Bank shall notify the Borrower.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Permitted Liens" shall have the meaning set forth in Section
7.6.              ---------------

                 "PERSON" shall mean and include any individual, firm, corporation, trust or other unincorporated organization or association or other enterprise or any government or political subdivision, agency, department or instrumentality thereof.

                 "PLAN" means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (a) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                 "PRIME RATE" shall mean the per annum rate of interest from time to time announced and made effective by the Bank as its Prime Rate (which rate may or may not be the lowest rate available from the Bank at any given time).

                 "PURCHASE MONEY INDEBTEDNESS" shall mean Indebtedness incurred to finance the acquisition of assets or the cost of improvements on real property or leaseholds, in each case in an amount not in excess of the lesser of (a) the purchase price or acquisition cost of said assets or the cost of said improvements and (b) the fair market value of said assets or said improvements on the date of acquisition of said assets or contract for said improvements.

                 "PURCHASE MONEY SECURITY INTEREST" shall mean (a) a security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular assets acquired with the Purchase Money Indebtedness that said Purchase Money Security Interest secures, and (b) the renewal, extension and refunding of such Purchase Money Indebtedness in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding.

                 "QUICK RATIO" means, at any time, all cash and accounts receivable, less reserves for doubtful accounts, of the Borrower and its Subsidiaries at such time, on a consolidated basis, determined in accordance with GAAP, divided by the aggregate of all Current Liabilities less Deferred Revenues at such time.

                 "RESTRICTED PAYMENT" means, with respect to the Borrower or any Subsidiary thereof, (a) any dividend or other distribution on any shares of capital stock of the Borrower or such Subsidiary (except dividends payable solely in shares of capital stock or rights to acquire capital stock of the Borrower, and dividends payable solely to the Borrower), (b) any payment on account of the purchase, redemption, retirement or acquisition of
(i) any shares of the capital stock of the Borrower or a Subsidiary thereof or
(ii) any option, warrant, convertible security or other right to acquire shares of the capital stock of the Borrower or a Subsidiary thereof, other than, in either case, payments made solely to the Borrower, and (c) any required or optional payment of any principal of, or premium on, or any required or optional purchase, redemption or other retirement or other acquisition of any Subordinated Debt.

                 "SEC" means the Securities and Exchange Commission.
                  ---

                 "Security Agreement" shall have the meaning set forth in
Section 3.1.      ------------------

                 "SECURITY INSTRUMENTS" means, collectively, the Security Agreement and each other instrument or agreement that purports to secure the Obligations of the Borrower to the Bank.

                 "SUBORDINATED DEBT" means Indebtedness of the Borrower that is subordinated to the Indebtedness of the Borrower owing to the Bank either (a) pursuant to a subordination agreement in form and substance satisfactory to the Bank between the Bank and the holder(s) of such Indebtedness, or (b) pursuant to the terms thereof, where the Bank has confirmed in writing that such terms are satisfactory to it.

                 "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

                 "TANGIBLE NET WORTH" means, at any time, the consolidated stockholders' equity of the Borrower and its Subsidiaries at such time determined in accordance with GAAP, less all assets that are reflected on the consolidated balance sheet of the Borrower and its Subsidiaries at such time that would be treated as intangibles under GAAP (including, but not limited, to goodwill, capitalized software and excess purchase costs), plus all then outstanding Subordinated Debt.

                 "TOTAL SENIOR LIABILITIES" means, at any time, the consolidated liabilities of the Borrower and its Subsidiaries at such time, determined in accordance with GAAP, less the sum of Deferred Revenues at such time and all then outstanding Subordinated Debt.

                 "UCC" shall have the meaning given such term in the Security
Agreement.        ---

                 "UNFUNDED LIABILITIES" means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.

                 Section 10       Miscellaneous.
                 ----------       -------------

                          10.1    ACCOUNTING TERMS AND DEFINITIONS.  Unless
otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; PROVIDED that if any change in GAAP in itself materially affects the calculation of any financial covenant in this Agreement, the Borrower may by notice to the Bank, or the Bank may by notice to the Borrower, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Borrower, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 6.4(c) after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in this Agreement, the Borrower will not change the date on which its fiscal year or any of its fiscal quarters end without the prior consent of the Bank.

                          10.2    AMENDMENTS, ETC.  No amendment or waiver of
any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                          10.3    NOTICES, ETC.  All notices and other
communications provided for hereunder shall be in writing and shall be delivered by hand, by a nationally recognized commercial overnight delivery service, by first class mail or by telecopy, delivered, addressed or transmitted, if to the Borrower, at its address at LTX Park at University Avenue, Westwood, Massachusetts 02090, Attention: John J. Arcari, Chief Financial Officer, Telecopy No. (617) 329-8836; and if to the Bank, at its address at Wellesley Office Park, 45 William Street, Wellesley, Massachusetts 02181, Attention: Frank Tower, Assistant Vice President, Telecopy No. (617) 431-9906; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be deemed effective, (a) in the case of hand deliveries, when delivered; (b) in the case of an overnight delivery service, on the next Banking Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, three days after deposit in the postal system, first class postage prepaid; and (d) in the case of telecopy notices, when electronic indication of receipt is received, except that notices to the Bank pursuant to the provisions of Section 1.6 shall not be effective until received by the Bank.

                          10.4    NO WAIVER; REMEDIES.  No failure on the part
of the Bank to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                          10.5    RIGHT OF SET-OFF.  (a) Upon the occurrence
and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured.

                          (b)  The Bank agrees promptly to notify the Borrower
after any such set-off and application, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 10.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

                          10.6    EXPENSES; INDEMNIFICATION.  (a) The Borrower
shall pay on demand (i) the reasonable fees and disbursements of counsel to the Bank in connection with the preparation of this Agreement and the preparation or review of each agreement, opinion, certificate and other document referred to in or delivered pursuant hereto; (ii) all out-of-pocket costs and expenses of the Bank in connection with the administration of this Agreement and the other Loan Documents, and any waiver or amendment of any provision hereof or thereof, including without limitation, the reasonable fees and disbursements of counsel for the Bank, and of any field examiner or auditor retained by the Bank as contemplated in Section 6.8; and (iii) if any Event of Default occurs, all costs and expenses incurred by the Bank, including the reasonable fees and disbursements of counsel to the Bank, and of any appraisers, environmental engineers or consultants, or investment banking firms retained by the Bank in connection with such Event of Default or collection, bankruptcy, insolvency and other enforcement proceedings related thereto. The Borrower agrees to pay, indemnify and hold the Bank harmless from, any and all recording and filing fees, and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise or other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or the consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the other Loan Documents, or any documents delivered pursuant hereto or thereto.

                          (b)  The Borrower agrees to indemnify the Bank and
its officers and directors and hold the Bank and its officers and directors harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding initiated by a third party, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank, relating to or arising out of this Agreement or any other Loan Document, or the existence of any Hazardous Substance on, in, or under any Borrower Property, or any violation of any applicable Environmental Laws for which the Borrower or any Subsidiary thereof has any liability or which occurs upon any Borrower Property, or the imposition of any Lien under any Environmental Laws, provided that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

                          (c)  The agreements in this Section 10.6 shall
survive the repayment of the Note, and all other amounts payable under this Agreement and the other Loan Documents.

                          10.7    BINDING EFFECT.  This Agreement shall become
effective when it shall have been executed by the Borrower and the Bank (provided, however, in no event shall this Agreement become effective until signed by an officer of the Bank in California) and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may assign to any financial institution all or any part of, or any interest (undivided or divided) in, the Bank's rights and benefits under this Agreement or the Note, and to the extent of that assignment such assignee shall have the same rights and benefits against the Borrower hereunder as it would have had if such assignee were the Bank making the Line of Credit Loans hereunder.

                          10.8    SEVERABILITY.  Any provision of this
Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

                          10.9    GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

                          10.10   WAIVER OF JURY TRIAL.  THE BANK AND THE
BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR
(B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN

FULLY DISCUSSED BY THE BANK AND THE BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                          10.11   VENUE, CONSENT TO SERVICE OF PROCESS.  THE
BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA OR THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION, SUIT OR PROCEEDING OF ANY KIND AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS AGREEMENT, THE NOTE, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED BY ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING IN WHICH IT SHALL HAVE BEEN SERVED WITH PROCESS IN THE MANNER HEREINAFTER PROVIDED, SUBJECT TO EXERCISE AND EXHAUSTION OF ALL RIGHTS OF APPEAL AND TO THE EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN SUCH ACTION, SUIT OR PROCEEDING ANY CLAIMS THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER, AND AGREES THAT PROCESS MAY BE SERVED UPON IT IN ANY SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED BY CHAPTER 223A OF THE GENERAL LAWS OF MASSACHUSETTS, RULE 4 OF THE MASSACHUSETTS RULES OF CIVIL PROCEDURE OR RULE 4 OF THE FEDERAL RULES OF CIVIL PROCEDURE.

                          10.12   HEADINGS.  Section headings in this Agreement
are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                          10.13   COUNTERPARTS.  This Agreement may be signed
in one or more counterparts each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                            LTX CORPORATION


                                            By:_____________________________
                                                Name:   John J. Arcari
                                                Title:  Chief Financial Officer


                                            SILICON VALLEY EAST, a Division of
                                            Silicon Valley Bank


                                            By:_____________________________
                                                Name:   Frank Tower
                                                Title:  Assistant Vice President


                                            SILICON VALLEY BANK


                                            By:____________________________
                                                Name:
                                                Title:
                                                (Signed at Santa Clara,
                                                  California)